Exhibit 10.1

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), dated as of July 31, 2024, is made and entered into by and between Fresh Vine Wine, Inc., a Nevada corporation (“Fresh Vine”) and Notes Live, Inc., a Colorado corporation (the “Company”). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), made and entered into as of January 25, 2024, by and among Fresh Vine, FVW Merger Sub, Inc., a Colorado corporation and wholly owned subsidiary of Fresh Vine (“Merger Sub”) and the Company, Merger Sub agreed to merge with and into the Company, with the Company to survive as the surviving entity and an indirect, wholly-owned subsidiary of Fresh Vine, which was to change its name to Notes Live Holding Corp.; and

WHEREAS, Section 10.1(a) of the Merger Agreement provides that the Merger Agreement may be terminated prior to the Effective Time by mutual written consent of Fresh Vine and the Company;

WHEREAS, Fresh Vine and the Company desire to terminate the Merger Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Merger Agreement and Related Matters.

(a) Termination. Fresh Vine and the Company mutually agree that the Merger Agreement is are hereby terminated, effective immediately upon the execution of this Agreement by each of the parties hereto.

(b) Survival of Certain Provisions. Notwithstanding Section 1(a), Section 5.7 (Section 5.7 Public Announcements) and Section 1 (Definitions and Interpretative Provisions) and Article 11 (Miscellaneous Provisions) of the Merger Agreement shall survive the termination of the Merger Agreement.

(c) Mutual Releases.

(i) To the fullest extent permitted by applicable law, Fresh Vine, on behalf of itself, its subsidiaries and affiliates and their respective future, present and former directors, officers, shareholders, partners, members, employees, agents, attorneys, successors and assigns (collectively, the “Fresh Vine Releasing Parties”), hereby unequivocally, knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, remises, exculpates, acquits and forever discharges each Notes Live Party, each Notes Live Party’s subsidiaries and affiliates and their respective future, present and former directors, officers, shareholders, partners, members, employees, agents, attorneys, successors and assigns (collectively, the “Notes Live Released Parties”) from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, setoffs, debts, demands, damages, costs, expenses, compensation and liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising at law or in equity, which such Fresh Vine Releasing Party had, has, or may have based upon, arising from, in connection with or relating to the Merger Agreement, any agreement or instrument delivered in connection therewith or the transactions contemplated thereby; provided, however, that the foregoing shall not limit the rights and obligations of the parties hereto (i) under this Agreement, (ii) under the Merger Agreement which survive the termination thereof as provided in Section 1(b) of this Agreement, or (iii) under the Confidentiality Agreement, dated as of December 1, 2024, between Fresh Vine and the Company (the “Confidentiality Agreement”). Each Fresh Vine Releasing Party shall refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting, maintaining, facilitating, aiding or causing to be commenced, instituted or maintained, any legal or arbitral proceeding of any kind against any Notes Live Released Party based upon any matter released under this Section 1(c)(i).

(ii) To the fullest extent permitted by applicable law, each Notes Live Party, on behalf of itself, its subsidiaries and affiliates and their respective future, present and former directors, officers, shareholders, partners, members, employees, agents, attorneys, successors and assigns (collectively, the “Notes Live Releasing Parties”), hereby unequivocally, knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, remises, exculpates, acquits and forever discharges Fresh Vine, each of Fresh Vine’s subsidiaries and affiliates and their respective future, present and former directors, officers, shareholders, partners, members, employees, agents, attorneys, successors and assigns (collectively, the “Fresh Vine Released Parties”) from any and all actions, causes of action, suits, debts, accounts, bonds, bills, covenants, contracts, controversies, obligations, claims, counterclaims, setoffs, debts, demands, damages, costs, expenses, compensation and liabilities of every kind and any nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising at law or in equity, which such Notes Live Releasing Party had, has, or may have based upon, arising from, in connection with or relating to the Merger Agreement, any agreement or instrument delivered in connection therewith or the transactions contemplated thereby; provided, however, that the foregoing shall not limit the rights and obligations of the parties hereto (i) under this Agreement, (ii) under the Merger Agreement which survive the termination thereof as provided in Section 1(b) of this Agreement, or (iii) under the Confidentiality Agreement. Each Notes Live Releasing Party shall refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting, maintaining, facilitating, aiding or causing to be commenced, instituted or maintained, any legal or arbitral proceeding of any kind against any Fresh Vine Released Party based upon any matter released under this Section 1(c)(ii).

Section 2. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 3. Entire Agreement; Third Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. Other than Section 1(c)(i) and Section 1(c)(ii) of this Agreement, which are intended to benefit, and be enforceable by, the Fresh Vine Released Parties and the Notes Live Released Parties, respectively, this Agreement is not intended to confer upon any person or entity not a party hereto (and their successors and assigns permitted by Section 2) any rights or remedies hereunder.

Section 4. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts of the State of Colorado sitting in El Paso County or the United States District Court for the District of Colorado, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

Section 5. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement

Section 6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (Colorado Springs time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below (or to such other address, facsimile number or email address as such party shall have specified in a written notice to the other parties):

(a)	if to Fresh Vine:

Fresh Vine Wine, Inc.

P.O. Box 78984

Charlotte, NC 28271

Attention: Michael Pruitt

Email: mp@avenelfinancial.com:

(b)	if to the Company:

Notes Live, Inc.

1755 Telstar Dr., Suite 501

Colorado Springs, CO 80920

Attention: J.W. Roth

Email: jwroth@noteslive.vip

with a copy to (which shall not constitute notice):

Dykema Gossett PLLC

111 East Kilbourn Avenue, Suite 1050

Milwaukee, Wisconsin 53202

Attention Peter F. Waltz, Esq.

email: Pwaltz@Dykema.com

Section 7. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

FRESH VINE WINE, INC.

By:	/s/ Michael Pruitt
Name:	Michael Pruitt
Title:	Chief Executive Officer

NOTES LIVE, INC.

By:	/s/ JW Roth
Name:	JW Roth
Title:	CEO

[Signature Page to Termination Agreement]